Exhibit 10.2

MARINA RIO LUJAN SOCIEDAD ANONIMA

SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement is entered into by and between:

I. MARINAS RIO DE LA PLATA, SL, a company duly organized and validly existing under the laws of Spain, which is in the process of becoming registered with the Registrar of Corporations (“IGJ”, as per the Spanish acronym) pursuant to the provisions of Section 123 of Argentine Companies Act No. 19.550 (hereinafter the “Companies Act”), with an address for notices at 25 de Mayo 555, 2nd Floor, City of Buenos Aires, represented by Federico Tomas Weil, ID No. DNI 23.124.209 in his capacity as attorney in fact, who is sufficiently empowered for this act, as evidenced by a Power of Attorney attached as Annex I hereto (hereinafter “MARINAS”); and

II. MARCELO RODOLFO GOMEZ PRIETO, ID No. DNI 12.600.730, with an address for notices at Callao 1441, 15th Floor, Apt. “A”, City of Buenos Aires (hereinafter “MGP”) (each such party and their respective successors hereinafter referred to as a “Party”, and jointly referred to as the “Parties”).

WHEREAS:

(i) On even date herewith, MARINAS and MGP have entered into a stock purchase agreement whereby MARINAS bought from MGP thirty-four thousand five hundred (34,500) ordinary, registered, non-endorsable Class B shares with a face value of AR$100 each, carrying the right to one vote each, of Marina Rio Lujan S.A. (hereinafter the “Company” or “MRL”), which represent 23% of the capital stock and votes of the Company.

(ii) On even date herewith, MARINAS and Federico Benegas Lynch (“FBL”) have entered into a stock purchase agreement whereby MARINAS bought from FBL forty thousand five hundred (40,500) ordinary, registered, non-endorsable Class B shares of MRL, with a face value of AR$100 each, carrying the right to one vote each, which represent 27% of the capital stock and votes of the Company.

(iii) MGP is the owner of the remaining shares issued by MRL, that is to say, seventy-five thousand five hundred (75,500) ordinary, registered, non-endorsable Class A shares with a face value of AR$100 each, carrying the right to one vote each, which represent 50% of the capital stock and votes of the Company.

(iv) MRL is a corporation organized under the Companies Act and duly registered with IGJ on April 14, 1998, under No. 568, Book 1 of Corporations, with a registered office at Ingeniero E. Butty 220, 3rd Floor, City of Buenos Aires.

(v) As a result of the share transfers referred to above, MRL’s share structure is now as follows:

Shareholder	Number of Shares	Class	Capital Stock and Votes (%)
MARINAS	75,000	B	50%
MGP	75,000	A	50%
TOTAL	150,000	—	100%

(vi) In consideration of the above, and in line with the goals sought, the Parties desire to establish the rules that will govern their relationship, as well as the grounds to achieve their goals and the guidelines that will govern the making of major decisions in connection with the Company’s business, and the rules and procedures to be followed in order to transfer the Company’s shares.

NOW, THEREFORE, the Parties hereby enter into this Shareholders’ Agreement (hereinafter the “Agreement”), subject to the following terms and conditions:

ARTICLE I: INTRODUCTION

Section 1: Definitions and Interpretation

When used herein, the following terms and expressions shall have the meanings established below (and shall be used in the singular or plural form, as the context may require):

“Shares” means, jointly or separately, in whole or in part, as the context may require, the Company’s shares owned by the Parties.

“Trust Shares” shall have the meaning established in Section 10.10 below.

“Acceptance of the Offer” shall have the meaning established in Section 14.2 below.

“Tag-Along Acceptance” shall have the meaning established in Section 15.2 below.

“Agreement” means this agreement.

“Affiliate” means, in respect of any Person at the time of the relevant determination, any other Person that directly or indirectly, in fact or in law, controls or is controlled by, or is under common control with, that Person.

“Notice of Default” shall have the meaning established in Section 27.2 below.

“Notice of Termination” shall have the meaning established in Section 27.3 (iii) below.

“Development and Management Contract” shall have the meaning established in Section 23.1 below.

“Trust Agreement” shall have the meaning established in Section 10.9 below.

“Control” means, unless otherwise expressly stated in this Agreement, ownership of over 50% of a company’s votes.

“Controlled” means, unless otherwise expressly stated in this Agreement, a Person over which another Person exerts Control.

“Controlling” means, unless otherwise expressly stated in this Agreement, a Person having Control over another Person.

“Decision to Go Ahead” shall have the meaning established in Section 15.5 below.

“Business Day” means a day on which banks are open for business in Buenos Aires, Argentina.

“Board” means the Board of Directors of MRL, within the scope of the term established in the Companies Act.

“Dollars” or “US$” means the legal currency of the United States of America.

“By-laws” means the by-laws of MRL and any amendments thereto.

“MARINAS” shall have the meaning established in paragraph I of the preamble of this Agreement.

“FBL” shall have the meaning established in recital (ii) hereinabove.

“Trustee” means Carlos Marcelo D’Alessio, a Notary Public, or any successor trustee, in accordance with the provisions of the Trust Agreement.

“Project Completion” means completion of the Infrastructure Work plus substantial completion of any buildings, amenities and services contemplated in respect of the Project, including: common areas, clubhouse, single family plots (the “Micro-plots”), and plots designed for mixed residential or business purposes (the “Macro-plots”), but excluding any constructions on the Micro-plots and/or the Macro-plots.

“Project Completion Financing” means any and all forms of financing (by the Parties or any third parties), capital contributions, presales, or any other incoming funds actually contributed or promised by third parties, in an amount sufficient to achieve Project Completion.

“Third Party Financing” shall have the meaning established in Section 8.3 below.

“Financing by the Parties” shall have the meaning established in Section 8.3 below.

“Liens” means any pledge, personal or property right, charge, mortgage, court or administrative order of attachment, restraining order, encumbrance, easement, vice, security interest over property, claim, third-party contractual right, trust, option or restriction of any nature.

“IGJ” shall have the meaning established in paragraph I of the preamble of this Agreement.

“Default” shall have the meaning established in Section 27.1 below.

“Property” means a plot with an area of approximately thirty (30) hectares, fully owned by MRL, located at Solis s/n y vias del Tren de la Costa, Tigre, Province of Buenos Aires, the plan for which is attached as Annex II hereto.

“Confidential Information” means any information concerning the Company or the Parties, their financial condition, the Project, transactions or expectations in the possession of or to be provided to any shareholder; provided, however, that the expression “Confidential Information” shall not include any information that (i) is in the public domain, (ii) is or was available to any such shareholder on a non-confidential basis before its disclosure to that shareholder, or (iii) is or becomes available to any such shareholder on a non-confidential basis, from a source other than the Company, any regulatory entity, or a shareholder, provided that the source is not and was not (at the time of receiving the relevant information) bound by a confidentiality agreement with (or another confidentiality obligation to) the Company or any other Person.

“Companies Act” shall have the meaning established in paragraph I of the preamble of this Agreement.

“Macro-plot” shall have the meaning established in the definition of “Project Completion” hereinabove.

“Metro 21” means Metro 21 S.A., a corporation organized and validly existing under the laws of Argentina.

“Micro-plot” shall have the meaning established in the definition of “Project Completion” hereinabove.

“MGP” shall have the meaning established in paragraph II of the preamble of this Agreement.

“MRL” shall have the meaning established in recital (i) hereinabove.

“Notice” shall have the meaning established in Section 10.1 below.

“Notice of Intention to Sell” shall have the meaning established in Section 14.2 below.

“Infrastructure Works” means any and all works, constructions, facilities, developments or proceedings needed for the legal severability of the Property on the basis of Project development.

“Offer” shall have the meaning established in Section 14.2 below.

“Party” shall have the meaning established in the preamble of this Agreement.

“Parties” shall have the meaning established in the preamble of this Agreement.

“Tag-Along Party” shall have the meaning established in Section 15.3 below.

“Non-Defaulting Party” shall have the meaning established in Section 27.2 below.

“Defaulting Party” shall have the meaning established in Section 27.1 below.

“Offeror” shall have the meaning established in Section 10.1 below.

“Offeree” shall have the meaning established in Section 10.1 below.

“Selling Party” shall have the meaning established in Section 14.1 below.

“Non-Selling Party” shall have the meaning established in Section 14.2 below.

“Person” means any legal or natural person, including public corporations, within the scope and in the terms of the relevant provisions of this Agreement.

“Pesos” or “AR$” means the legal currency of Argentina.

“Term for Acceptance” shall have the meaning established in Section 15.3 below.

“First Refusal Term” shall have the meaning established in Section 14.2 below.

“Buy-Sell Procedure” shall have the meaning established in Section 10.7 below.

“Products” shall have the meaning established in the Project.

“Proposed Buyer” shall have the meaning established in Section 14.1 below.

“Project” means the real estate development to be conducted on the Property, the blueprints for which are attached as Annex III hereto.

“Company” shall have the meaning established in recital (i) above.

“Subsidiary” shall have the meaning established in Section 13.3 below.

“TGLT” means TGLT S.A., a corporation organized and validly existing under the laws of Argentina.

“Related Land” means real estate of any kind located within a two-kilometer radius of the perimeter of the Property.

Section 2: Objective of the Agreement

The Parties hereby establish certain voting and economic rights of the Parties in their capacity as shareholders of the Company, and establish: (a) their mutual rights and obligations in connection with their respective shareholdings (direct and indirect, present or future) and the rights and obligations arising therefrom, and (b) the rules that will govern joint management and governance of the Company.

ARTICLE II: ORGANIZATION AND MANAGEMENT

Section 3: Capital Stock; Holdings of the Parties

3.1. For the record, the Parties’ respective holdings in MRL are as follows:

(i) MARINAS: Seventy-five thousand (75,000) ordinary, registered, non-endorsable Class B shares with a face value of AR$100 each, carrying the right to one vote each, which represent 50% of the capital stock and votes of MRL; and

(ii) MGP: Seventy-five thousand (75,000) ordinary, registered, non-endorsable Class A shares with a face value of AR$100 each, carrying the right to one vote each, which represent 50% of the capital stock and votes of MRL.

3.2. The Shares of either class are freely convertible into Shares of the other class, at the request of the holder thereof, with the consent of the holders of over 50% of the capital stock of the Shares of the class into which they are to be converted. One, several or all Shares of either class may be converted into Shares of the other class.

Section 4: Election and Removal of Officers

4.1. Any and all references herein to the right to appoint Directors and members of the Supervisory Committee shall be construed to include the power to appoint their respective alternates.

4.2. As long as 50% of the Company’s capital stock is represented by Class A shares and 50% of the Company’s capital stock is represented by Class B shares, the Board of Directors of the Company shall be comprised of four (4) regular directors and two (2) alternate directors. The holders of Class A shares shall elect two (2) regular directors and one (1) alternate director, and the holders of Class B shares shall elect two (2) regular directors and one (1) alternate director.

4.3. Whenever either class of shares represents more than 50% of the Company’s capital stock, the Board of Directors of the Company shall be comprised of five (5) regular directors, three (3) of whom shall be appointed by the holders of the class that accounts for more than 50% of the Company’s capital stock, and two (2) of whom shall be appointed by the other class of shares, and three (3) alternate directors, two (2) of whom shall be appointed by the shareholders who appointed three (3) regular directors, and one (1) of whom shall be appointed by the other class of shares.

4.4. If the Board is comprised of four (4) regular members and two alternate members, and the Company learns that one class of shares represents over 50% of the capital stock, the Board shall call a shareholders’ meeting to be held within thirty (30) calendar days after the Company becomes aware of that fact, in order to appoint the fifth regular director and the third alternate director, in accordance with the provisions of 4.3 above.  If the Board fails to do so, the shareholders’ meeting may be called by any member of the Supervisory Committee. The directors appointed at the shareholders’ meeting shall remain in office until the end of the then current fiscal year.

4.5. If for any reason either class of shares comes to represent less than 15% of the Company’s capital stock, on the first occasion when directors are to be appointed after that development, directors shall not be appointed by class of shares, but rather, all shareholders, irrespective of their class, shall vote to appoint regular and alternate directors; the number of directors may be fixed at four (4) or five (5) regular directors, and two (2) or (3) alternate directors.

4.6. Directors shall remain in office for one (1) fiscal year, and may be reelected an indefinite number of times. The Parties agree to make sure that positions are distributed in accordance with the guidelines set forth hereinabove, among honorable persons.

4.7. As long as 50% of the Company’s capital stock is represented by Class A shares and 50% of the Company’s capital stock is represented by Class B shares, the positions of chairman and vice-chairman of the Company shall be held for one fiscal year, alternatively by a director elected by Class B shares and a director elected by Class A shares. For this purpose, the holders of the respective classes of shares shall vote for the chairman and vice-chairman elected by them. In the first fiscal year, the positions of chairman and vice-chairman of the Company shall be held by directors elected by class B shares.

4.8. If either class of shares comes to represent more than 50% of the Company’s capital stock, the positions of chairman and vice-chairman of the Board shall always be held by directors elected by that class of shares.

4.9. If the Company learns that either class of shares represents more than 50% of the capital stock and the positions of chairman and vice-chairman of the Board are being held by directors elected by the class of shares that at the time has a minority interest in the Company’s capital stock, the chairman and vice-chairman shall automatically cease to hold their respective positions as such, and shall be replaced by directors elected by the other class of shares. The chairman and the vice-chairman shall then be the directors elected by that class of shares in the first and second place, respectively, at the shareholders’ meeting where they were appointed.

4.10. In the event of absence of the chairman, he shall be temporarily replaced by the vice-chairman.

4.11. The chairman shall have a deciding vote in the event of a tie in connection with any decision to be made by the Board, except for (i) the cases contemplated in Section 6 below, and (ii) the case contemplated in Section 10.11 below.

4.12. In the event of a director’s absence or inability to act, whether temporary or permanent, the regular directors elected by a class of shares shall be replaced by the alternate directors elected by the same class of shares, in the order of their appointment. An alternate director may participate in a Board meeting in the absence of the regular director elected by the same class of shares, without need for any action or decision by the Board.

4.13. The Supervisory Committee shall be comprised of three (3) regular members and three (3) alternate members. The class of shares that does not elect the chairman and the vice-chairman in any given fiscal year shall elect two (2) regular members and one alternate member of the Supervisory Committee in that fiscal year. The chairman of the Supervisory Committee shall be a member elected by the simple majority of the votes of Supervisory Committee members.

4.14. The class of shareholders that originally nominates a person for an elective position as provided herein, shall resolve whether that person should be removed for cause, and shall nominate a successor in the event of his death, inability to act, disqualification, resignation or removal.

4.15. All directors and Supervisory Committee members elected as a result of this Agreement shall comply with the provisions hereof. Each Party shall be responsible to the others for compliance with this Agreement by the directors or Supervisory Committee members elected by each such Party. Noncompliance by any such directors or Supervisory Committee members with the provisions of this Agreement, whether as a result of an event, act or failure to act, shall be regarded as default hereunder by the Party that appointed them.

4.16. Any shareholder that is a foreign company shall be under an obligation to obtain and maintain registration pursuant to the provisions of Section 123 of the Companies Act, and to make when and as due, all presentations and filings with the IGJ and/or any other regulatory authorities, in its capacity as a foreign company, including the presentations and filings provided by Resolution 7/2005 and related provisions or any amendments thereto.

4.17. Any and all taxes to be paid and/or withheld by the Company on behalf of a shareholder, arising from their capacity as such or as a substitute for any such shareholder, shall be borne by that Party, which shall hold the Company harmless in that respect.

Section 5: Proceedings of the Board

5.1. The Board shall meet in the City of Buenos Aires, at least once every two (2) months. Board members who are not residents of Argentina may participate in Board meetings via teleconference. Any such directors shall be taken into account for quorum purposes and may vote, in both cases, subject to the laws and regulations in force at the time of the relevant meeting. Class B shareholders will be entitled to elect at least one director that is not a resident of Argentina. Whenever the Company has five (5) regular directors, one director elected by each class of shareholders may reside abroad. If either class of shareholders should fail to exercise this power, it may be exercised by the other class. If each Class holds 50% of the capital stock and votes, and Class A shareholders wish to elect a director that is not a resident of Argentina, the Parties shall increase, at the request of Class A, the number of directors to 6, and each class shall elect 3 directors, one of which may reside abroad.

5.2. All directors, regardless of their country of residence, shall establish an address for notices in the City of Buenos Aires, where written notice of Board meetings shall be given, in person or via fax (with receipt confirmation): (i) at least five (5) days before the date of the meeting, stating the matters to be discussed thereat; and (ii) accompanied by the requisite supporting documentation so as to resolve the matters to be discussed in the chairman’s discretion. Failure to meet the requirements set forth in (i) or (ii) above shall operate to nullify the notice, except where circumstances reasonably require that a shorter notice be given.

5.3. The chairman shall call Board meetings as he may deem necessary or advisable. This notwithstanding, any director may ask the chairman to call a Board meeting, by written request, stating thereon the matters to be considered at the meeting. The meeting shall be called by the chairman within five days after any such request is made. If the chairman fails to do so, the meeting may be validly called by the requesting director.

5.4. Board meetings shall be validly held with the presence of more than half of all regular directors; decisions shall be adopted by the favorable vote of the absolute majority of directors present at the meeting, except in the cases contemplated in Section 6 below.

Section 6: Special Majority Vote at Board Meetings

6.1. As long as each class of shares represents 50% of the Company’s capital stock, the following matters shall be considered by the Board and the relevant resolutions shall be adopted by the favorable vote of at least one director from each class of shares.

(a) Approval of and/or amendment to the Company’s business plan, including Commercial Policy, Investment Policy, and Financing Policy, as defined in Section 8 below;

(b) Approval of and/or amendment to the Company’s annual budgets and work programs;

(c) Approval of any events or acts that operate to modify the Company’s business;

(d) Approval of irrevocable capital contributions to the Company by the shareholders or third parties;

(e) Granting stock options and/or granting a third party the right to participate in the Company;

(f) Appointment and/or removal of the General Manager or other managers, and determination of their compensation and powers;

(g) Appointment of legal advisors or independent auditors for the Company;

(h) Any changes to accounting practices that may materially affect the value or financial position;

(i) Granting loans, guaranties and other benefits to the shareholders, directors or high-ranking executives or any guaranty in their favor;

(j) Making and taking loans or credit facilities outside the ordinary course of business;

(k) Any individual act that causes the Company’s indebtedness to increase by US$100,000 and/or any acts that in the aggregate cause the Company’s indebtedness to increase by US$300,000 in any calendar year. No such acts may be split so as to avoid going over these limits;

(l) Granting or changing any indemnities, guaranties, pledges, mortgages or the like;

(m) Sale, transfer, lease or disposition of, or creating liens on, the Company’s assets, where those assets are essential to the Company’s business or where their value exceeds US$50,000 individually, and/or US$100,000 in the aggregate in any calendar year;

(n) Any donation;

(o) Approval of purchase orders for products outside the annual budget;

(p) Entering into consortia, joint ventures and other forms of partnership with other domestic and/or foreign companies;

(q) Execution, amendment or early termination of an agreement that, in the context of the Company’s business at the time, is essential, or contemplates payment or collection of amounts, assets or liabilities in excess of 5% of the latest approved annual budget, taking into account, in connection with the Development and Management agreement entered into with TGLT, that the provisions of Section 23.3 must be complied with if applicable;

(r) Execution, amendment or early termination of management, operation or comprehensive advisory services agreements of any kind for the benefit of the Company, taking into account, in connection with the Development and Management agreement entered into with TGLT, that the provisions of Section 23.3 must be complied with if applicable;

(s) Organization and/or total or partial acquisition of companies, or dissolution, sale or transfer thereof by the Company;

(t) Filing of bankruptcy reorganization of bankruptcy proceedings by the Company, or execution of an out-of-court composition with the Company’s creditors;

(u) Dissolution and/or winding up of the Company;

(v) Amendment to the Development and Management Agreement; and

(vi) Calling a meeting of shareholders in order to consider any of the matters listed in 7.2 and 7.3 below.

6.2. If for any reason either class represents more than 50% of the capital stock, Board resolutions shall be adopted by the absolute majority of directors. In that case, the procedure established in Sections 4.3 and 4.4 above shall be followed before any matter may be considered.

Section 7: Special Majority Vote at Shareholders’ Meetings

7.1. General and Special Meetings of the Company’s shareholders shall be called and shall be validly held in accordance with the provisions of the Companies Act, the By-laws and this Agreement.

7.2. The above notwithstanding, any resolutions about the matters listed below shall require the vote of the holders of shares representing at least 70% of the Company’s votes:

(a) Any amendment to the By-laws, except where such amendment arises from any of the decisions referred to in 7.3 below, in which case, the majority requirements established in 7.3 below shall apply.

(b) Spin-off, merger, consolidation, transformation, extension, reorganization, dissolution or liquidation of the Company;

(c) Approval of and amendments to the Dividend Policy, and any payment of dividends other than in cash;

(d) Adhering to and abandoning the public offer regime, and all matters related to the provisions of Act No. 17.811;

(e) Execution of and amendments to contracts of any kind (including the granting of indemnities, sureties or guaranties of any kind) between the Company and any of the following parties: 1) the Parties or their direct or indirect controlling parties, 2) the directors of the Parties or their Controlling companies, 3) the directors of the Company, and/or any company or entity that is Controlled by or under common Control with any of the parties referred to in 1), 2) or 3) above, or is directly or indirectly related to or has a shareholding or economic interest in any of them, taking into account, in connection with the Development and Management agreement entered into with TGLT, that the provisions of Section 23.3 must be complied with if applicable;

(f) Share redemption, reimbursement or repurchase; and

(g) Any limitation or suspension of the preemptive and/or rights of first refusal; and

(h) Filing for bankruptcy or bankruptcy reorganization, or entering into an out-of-court composition with creditors.

7.3. The above notwithstanding, any resolutions about the matters listed below shall require the vote of the holders of shares representing over 50% of the Company’s votes:

(a) Any capital increase, modification, decrease and/or repayment, including capitalization of irrevocable contributions;

(b) Creation of optional reserves; and

(c) Issuance of debt securities (convertible or not) and/or shares in Argentina or abroad, and all matters related to the provisions of Act No. 23.576.

ARTICLE III: PROJECT — BUSINESS PLAN — BUY-SELL PROCEDURE — RIGHT TO INFORMATION

Section 8: Business Plan

8.1. The following policies shall apply for purposes of performance under the Project:

8.2. Commercial Policy: The Board shall define the commercial policy, to be established at least on a semiannual or quarterly basis if necessary. The commercial policy shall include, without limitation, the monthly number of units to be sold and the price per square meter.

8.3. Financing Policy:

(i) The Company’s financing policy shall be established by the Board, with a view to the most effective financial and tax structure for purposes of the Project. The policy shall be implemented in conditions that are substantially similar to the firm conditions that would have been obtained from unrelated parties on an arm’s length basis.

(ii) The Parties, acting through the Company, will initially try and obtain financing from independent third parties for development of the Project (hereinafter the “Third Party Financing”). For that purpose, the Parties agree to accept, and to cause the Company to accept, Third Party Financing offered in market conditions, in the terms and conditions offered. In the event that any such Third Party Financing is not disbursed within one hundred and eighty (180) days after the date hereof, each Party shall grant financing in an amount of up to US$ 4,000,000 (each tranche hereinafter referred to as the “Financing by the Parties”). The principal amount thereof shall accrue interest on the unpaid balance, at a rate of 15% per annum, calculated on the basis of a 365-day year. The principal amount of such financing shall be repaid on a quarterly basis, out of the Company’s cash flow surplus; provided, however, that the principal amount shall be repaid in full not later than the fifth anniversary of the date of disbursement of the relevant financing, whether or not any such surplus exists; that date shall be the final deadline for repayment of the principal amount in full. Interest shall be payable on a semiannual basis, whether or not a surplus exists in the Company’s cash flows. Repayment under Financing by the Parties shall be secured by a mortgage on the Property.

(iii) MGP shall be the first Party to grant Financing by the Parties, if necessary. After the full amount thereof has been disbursed, MARINAS, if necessary, shall grant its own Financing by the Parties. In the event that both Parties have disbursed their Financing by the Parties, it shall be repaid in the same order in which it was disbursed.

(iv) If Third Party Financing is obtained in an accumulated amount of US$ 2,000,000 or higher, the amounts obtained shall operate to reduce, on a pro rata basis, the amount of Financing by the Parties. For instance, if Third Party Financing is obtained in an amount of US$ 2,000,000, Financing by the Parties shall amount to US$ 3,000,000 by MGP and US$ 3,000,000 by MARINAS.

(v) In the event that the interest rate payable in respect of any Third Party Financing is higher than 15% per annum, the Parties may subsidize that interest rate in respect of the excess, and the Financing of the Parties shall be reduced on a pro rata basis, in respect of the Party that resolves to participate.

(vi) Performance by each Party of the obligations established in Section 8.3 (i) through (v) of this Agreement shall be secured by a pledge over all of the shares issued by the Company held by the pledgor, for which purpose the Parties shall enter into the relevant agreement in the terms of Annex III hereto. A Party to fails to perform its obligations under Section 8.3 (i) through (v) of this Agreement shall pay to the other Party, as a penalty, a daily amount equal to 0.15% of the undisbursed financing; payment of the penalty shall be secured by the abovementioned pledge. Default under this provision will be automatically incurred upon expiration of thirty (30) days after a formal request in that respect.

8.4. Investment Policy. The Company’s investment policy shall be established by the Board through the Business Plan.

Section 9: Related Acquisitions

In the event that either Party has, as of the date hereof or at any time during the life of this Agreement, any direct or indirect interest in the Related Land, that Party shall be under an obligation to inform the other Party and give the other Party a purchase option to be exercised within thirty (30) days after the date of notice, to buy an interest in the Related Land in proportion to the interest held by it in the Company, at market price.

Section 10: Buy-Sell Procedure

10.1. Until the time of Project Completion, either Party (the “Offeror”) may express its intention to buy all of the shares of the other Party, by written notice (the “Notice”) to the other Party (the “Offeree”), at the address(es) for notices established herein, to the Company and to the Trustee.

10.2. In the Notice, the Offeror shall inform the Offeree, the Trustee and the Company about the price at which it is willing to buy all of the shares of the Offeree or to sell all of its own shares to the Offeree. The price may be positive or negative; as used herein, negative price means the price payable by seller to buyer so that buyer will agree to buy the shares in question. The Notice shall also state the closing date of the transaction, within forty (40) and forty-five (45) calendar days after Notice is sent; it must be a day on which banks are open for business in the City of Buenos Aires (Argentina), Montevideo (Uruguay), and New York City (United States of America). The closing shall take place on the date set forth in the Notice, at the offices of the bank where the account contemplated in the Trust Agreement is held by the Trustee, at 12:00 noon (time of the location where the bank is located).

10.3. The Offeree shall be under an obligation to choose either of the following options:

(i) buy all but not less than all the shares of the Offeror, at the price and in the conditions set forth in the Notice; or

(ii) sell all but not less than all its own shares, at the price and in the conditions set forth in the Notice.

10.4. The Offeree’s option shall be exercised and notified to the Offeror at the address established in this Agreement, and to the Trustee, in the terms of the immediately preceding paragraph, within twenty-five (25) calendar days after the Notice is received. If the Offeree fails to exercise the option within the abovementioned term, the Offeree shall be deemed to have selected the option contemplated in 10.3(ii) above.

10.5. After the option is exercised as provided in the immediately preceding subsection, or upon expiration of the term to do so, if the Offeree has not notified its option, the shares shall be transferred and the price shall be paid in cash, at the place and time and on the date established as provided in 10.2 above.

10.6. In the event of default, either Party may take action as necessary to enforce the purchase or sale of the shares, as the case may be. This notwithstanding, transfer shall be valid of the bare right of ownership (“nuda propiedad”) over the Trust Shares, with the related corporate effects as provided in this Agreement and in the Trust Agreement, and the Party in default shall pay to the other Party a daily penalty in an amount equal to 0.15% of the price established for them, from the date of default until the date of specific performance.

10.7. In the event that, upon Project Completion, neither Party has exercised the right contemplated in subsections 10.1 through 10.5 above, the Parties shall agree on a term within which the Company will be liquidated in accordance with the provisions of the By-laws.

10.8. In the event of purchase or sale of shares in the terms of subsections 10.1 through 10.5 above, at the time transfer is consummated through the payment contemplated in subsection 10.5 above, the buying Party shall also buy any claims that the seller may have against the Company pursuant to the provisions of Section 8.3(ii) above. The cash price payable for those claims shall be the face value thereof, plus interest actually accrued thereon until the date of payment of the price. On and after the date of such transfer, the seller shall cease to have any financing duties to the Company.

10.9. Any and all payments to be made under this Section 10 shall be credited into the applicable accounts, pursuant to the provisions of the Trust Agreement.

10.10. As security for performance of any obligations pursuant to the provisions of subsections 10.5, 10.6 or 10.8 above, on even date herewith the Parties and the Trustee shall enter into a trust agreement in the terms of Annex IV hereto (the “Trust Agreement”), whereby each Party shall assign to the Trustee, on trust, the bare right of ownership (“nuda propiedad”) over their shares (hereinafter jointly referred to as “Trust Shares”).

10.11. From the date of Notice until the right of bare ownership over the Trust Shares is actually transferred as established in the Trust Agreement, the Chairman of the Board shall not have a deciding vote in the event of a tie.

10.12. From the date of Notice until the right of bare ownership over the Trust Shares is actually transferred in accordance with the procedure contemplated in this Section, the Parties shall not transfer all or any part of their Shares to their Subsidiaries, their Affiliates, or any third parties.

10.13. The share buy-sell procedure between the Parties contemplated in this Section 10 shall apply even in the event of a conflict between the Parties, and even if either Party alleges default by the other Party of its obligations hereunder and/or any other kind of default, except for default of the obligation to provide Financing by the Parties, in which case, the defaulting Party shall not be entitled to initiate the share buy-sell procedure between the Parties contemplated in this Section 10.

10.14. The Parties agree to cause the Company’s auditor to agree to issue the certificate contemplated in the Trust Agreement.

Section 11: Right to Information

11.1. The Parties at their own expense will have ample rights to information, including by reviewing all corporate documentation and conducting audits.

11.2. The Company shall provide each Party with the following:

(a) within thirty (30) days after the end of each calendar month, a management report, including all operating, administrative, accounting, financial and other information as reasonably requested by the Parties in a timely manner;

(b) within sixty (60) days after the end of each fiscal year, the Company’s audited financial statements.

Section 12: Procurement of Goods and Services

Goods and services shall be procured by the Company in market conditions, taking into account the price, expertise, capacity and quality of suppliers.

ARTICLE IV: TRANSFER OF SHARES —

CAPITAL INCREASE

Section 13: Transfer of Shares Generally

13.1. Neither Party shall transfer its Shares unless the proceedings contemplated in this Article IV are completed prior to any such transfer.  As used in this Article IV, transfer of shares shall mean any transfer made in any manner or for any reason, including by barter, donation, assignment, or arising from acts such as merger or spin-off of companies, distribution or repayment of capital, distribution of dividends in kind, transfer of capital contributions, preemptive rights, and debentures, notes or convertible securities.

13.2. The Company’s Board shall not record any transfer, security interest or lien in breach of the provisions of this Agreement.

13.3. Each Party may freely transfer their Shares to any legal person, entity, corporation, company, or another entity controlling, controlled by or under common control with that Party (a “Subsidiary”); provided, however, that any such Subsidiary will admit only registered, book-entry or similar shares, expressly excluding bearer shares. The holder of Class A shares may freely transfer up to 15% of its shares in the terms of this Section to Mr. Juan Martin Lutteral. As used in this subsection 13.3, “control” means ownership of over 50% of the votes of the relevant corporation, company or partnership. For that purpose, a Party that resolves to transfer shares to a Subsidiary shall notify the other Parties about its decision, and may transfer its shares as long as:

(i) the Subsidiary agrees in writing to abide by the terms and conditions of this Agreement and the applicable terms and conditions of the Stock Purchase Agreement and/or any other agreement binding on the transferor;

(ii) the transferor agrees to be bound as a guarantor and main obligor in respect of its Subsidiary’s obligations under this Agreement;

(iii) the transferor maintains at all times the connection or link that defines the nature of Subsidiary of the proposed party under this subsection 13.3, and the transferor agrees to buy back from the Subsidiary any Shares transferred to it, before any such connection or link is terminated; and

(iv) the transferor and its Subsidiary are regarded as a single party for purposes of the proceedings contemplated in Sections 10, 14 and 15 of this Agreement.

Section 14: Right of First Refusal

14.1. The Parties shall have a right of first refusal to buy all of the Shares that the other Party (the “Selling Party”) intends to sell, on the same conditions solicited from or offered to the Seller by any interested party (the “Proposed Buyer”).

14.2. For that purpose, the Selling Party that intends to sell all or any part of its shares shall give written notice (the “Notice of Intention to Sell”) to the other Party (the “Non-Selling Party”), stating thereon: (i) the terms and conditions of the proposed sale (the “Offer”), and (ii) the identity of the interested party. The Non-Selling Party will have thirty (30) days after the date when notice is received (the “First Refusal Term”) to notify the Selling Party of its intention to buy all the shares for sale on the same terms and conditions of the Offer as communicated by the Selling Party. This notice (“Acceptance of the Offer”) shall be given in writing; in order for the Acceptance of the Offer to be valid, the terms of the Offer must remain unchanged.

14.3. The Selling Party and the Accepting Party shall consummate the sale of Shares within ten (10) days following expiration of the Non-Selling Party’s First Refusal Term, or (ii) the date of Acceptance of the Offer, whichever is later.

14.4. Upon Acceptance of the Offer, the Parties shall be deemed to have entered into a binding agreement in the terms of the Offer and in accordance with the provisions hereinabove.

14.5. If upon expiration of the First Refusal Term the Non-Selling Party has not communicated in writing its decision to exercise its right of first refusal hereunder, the Selling Party will be entitled to sell its Shares on the same terms and conditions communicated to the Non-Selling Party. If the sale is not consummated on those terms within sixty (60) days following the date when the Selling Party becomes entitled to do so, the Shares may not be transferred unless the procedure described hereinabove is followed again.

Section 15: Tag-Along Right

15.1. In addition to the above, the Parties agree that the Selling Party shall not sell its interest in the Company unless it first offers to sell its own shares to the Non-Selling Party, on the same conditions.

15.2. For this purpose, the Notice of Intention to Sell referred to in 14.2 above shall be deemed to include an invitation to the Non-Selling Party, for the First Refusal Term, to notify the exercise of its tag-along right in respect of all of its shares or a part thereof in the same proportion as the Selling Party intends to transfer (the “Tag-Along Acceptance”).

15.3. If the Non-Selling Party exercises its Tag-Along Acceptance (the “Tag-Along Party”), the Selling Party shall notify the Proposed Buyer, within a term of ten (10) days (the “Term for Acceptance”), whether he accepts the offer to buy shares under the Tag Along Acceptance. The Selling Party shall notify the Proposed Buyer of this request within five days after expiration of the First Refusal Term that expires last.

15.4. In the event that the Proposed Buyer agrees to buy all the shares offered under the Tag-Along Party’s Tag-Along Acceptance, the Proposed Buyer, the Selling Party and the Tag-Along Party shall consummate the transaction within sixty (60) days after the date when the Selling Party is notified of acceptance by the Proposed Buyer. The Selling Party shall notify the Tag-Along Party accordingly, within three (3) calendar days thereafter. Upon expiration of that term, if the sale is not consummated, the Shares may not be transferred unless the procedures described in this Agreement are again followed.

15.5. In the event that the Proposed Buyer does not agree to buy all the shares offered under the Tag-Along Party’s Tag-Along Acceptance, either because he does notify the Proposed Buyer within the Term for Acceptance or because he refuses to buy the shares, the Selling Party and the Tag-Along Party shall have the right, but not the obligation, to participate in the sale together (the “Decision to Go Ahead”), in proportion to their respective holdings in the capital stock, considering the sum of the shareholdings of the Parties that participate in the sale as one hundred percent (100%) of the capital stock. The Selling Party or the Tag-Along Party must notify the Proposed Buyer of the Decision to Go Ahead within five (5) days after notice is received from the Proposed Buyer or after expiration of the Term for Acceptance. If the Parties are notified of a Decision to Go Ahead, the Proposed Buyer’s original offer has not been terminated, and the Proposed Buyer wishes to go ahead with the transaction, the Parties that notified of the Decision to Go Ahead shall consummate the transaction within sixty (60) days after the date of notice of the Decision to Go Ahead.

Section 16: Invalidity

16.1. Any transfer of shares in breach of the provisions hereof shall be invalid as against the Parties and unenforceable against the Company and the shareholders. The Board shall refrain from recording any transfer of Shares made in breach of the provisions of this Agreement.

Section 17: Veto Right

In the event that, within a term of two (2) years after the date hereof, a Selling Party wishes to sell all or any part of its Shares to a third party that, in the other Party’s duly justified opinion, (i) does not have a good reputation in the domestic or international financial or business community, or (ii) conducts or reasonably attempts to conduct activities that compete with the Company’s, and the Non-Selling Party does not exercise its right of first refusal provided herein, the Non-Selling Party may notify the Selling Party, within the First Refusal Term, of its objection to the transfer, and the Selling Party shall refrain from making any such transfer.

Section 18: Restriction on the Transfer of Shares in the Parties

MARINAS represents that its capital stock is directly and indirectly controlled by the following parties: (i) Piedras Claras S.A., owned by PDG Realty and TGLT S.A. (TGLT S.A. in turn being owned by PDG Realty and Federico Nicolas Weil); (ii) MTRM Realty LLC; and (iii) Central Valley Administrators (PDG Realty, TGLT S.A., MTRM Realty LLC and Central Valley Administrators, the “Indirect Investors”). Additionally, MARINAS agrees to cause its current Indirect Investors to maintain at all times, in the aggregate, directly or indirectly, ownership of 100% of the shares of MARINAS, provided, however, that shares may be transferred between them. MARINAS accepts that, should its Indirect Investors cease to own 100% of the shares of MARINAS, this will be regarded as default by MARINAS hereunder, provided however, that nothing herein shall entail a personal obligation on the part of the Indirect Investors or shall create liability on their part for breach of contract.

Section 19: New Parties

Any new shareholder shall, as a condition precedent to recordation of the transfer of shares in the Company’s books, become a Party to this Agreement by taking over, in respect of the shares being transferred, all the rights and obligations of the Selling Party hereunder. For that purpose, the new shareholder shall, prior to or simultaneously with any such transfer of shares, sign a copy of this Agreement and state separately that it is aware of, and accepts, the terms hereof. In the event that the new shareholder does not acquire all the shares held by a Party, the Selling Party and the new shareholder shall be regarded as a single Party for purposes of this Agreement, and shall jointly exercise the rights contemplated herein and shall discharge the obligations arising herefrom in proportion to their respective holdings in MRL.

Section 20: Capital Increase

In the event that, as a result of an increase of the Company’s capital, one of the Parties does not subscribe all or any part of the shares it should subscribe under its preemptive rights, the other party may exercise its right of first refusal and may subscribe all or any part of the shares not subscribed by the other Party. In this case, however, the Party that subscribes shares under its right of first refusal shall not subscribe shares of the class held by the other Party, but of the same class then held by the Party exercising its right of first refusal.

Section 21: Pledge, Attachment and Other Liens

21.1. The Parties shall not encumber, assign in trust, pledge or do any other act that may deprive, adversely affect or limit the rights of the other Party hereunder, except in the instances contemplated and agreed upon by the Parties in this Agreement.

21.2. In the event that the shares of either Party issued by the Company become subject to attachment or any other court-ordered measure that operates to restrict the ability to dispose of them, the affected Party shall do whatever is required in order to lift any such measure within ninety (90) court Business Days after the date when notice of any such action is served on the Company.

Section 22: Acceptance by the Company

Mr. Federico Nicolas Weil, who is present in his capacity as Chairman of the Company’s Board, executes this Agreement as evidence of acceptance of the provisions, obligations and rights applicable to the Company, and to acknowledge his awareness of the terms hereof.

ARTICLE V: OTHER OBLIGATIONS OF THE PARTIES

Section 23: Project Development

23.1. The Parties agree to cause MRL to entrust TGLT and Metro 21 with the direction, administration, accounting, marketing supervision, and generally all matters related to development, operation and exploitation of the Project. For that purpose, the Parties agree to cause MRL to enter into a development and management agreement with TGLT and Metro 21 in the terms of Annex V hereto, and to cause MRL to comply with the terms thereof (the “Development and Management Agreement”).

23.2. The Parties further agree to entrust TGLT and Metro 21 with the promotion, launching and marketing of the Products.

23.3. In connection with the matters contemplated in 23.1 above, MARINAS has selected TGLT because of its ample experience and prestige in developing projects similar to the Project, and MGP has selected Metro 21.  This notwithstanding, the Parties agree that MARINAS, at its own expense, may ask the Company to terminate the Development and Management Agreement with TGLT in any of the following cases: (i) death or disability of Federico N. Weil; (ii) if Federico N. Weil ceases to be a shareholder of TGLT or a member of TGLT’s Board; or (iii) if Federico N. Weil ceases to provide or supervise the services retained under the Development and Management Agreement, and may propose another developer in the place and stead of TGLT, who must have the same qualifications as TGLT.

Section 24: Confidentiality

24.1. Each Party agrees not to use the Confidential Information to the competitive detriment of the Company. Each Party additionally acknowledges and agrees that it will not disclose any Confidential Information to any Person, except in the following circumstances: (i) to the officers, employees and advisors of the Parties in the ordinary course of performance of their obligations, to the extent necessary, (ii) where required by applicable law, rule or regulation or generally accepted accounting principles, (iii) to any third party to whom that Party intends to transfer its Shares, to the extent necessary, provided that no such transfer is made in breach of the provisions of this Agreement, and provided further that any such third party is informed about the confidential nature of the information and agrees to be bound by a confidentiality agreement in form and substance satisfactory to the Company and the other Party, and by the provisions hereof; or (iv) with the prior written consent of the owner of the relevant Confidential Information.

24.2. The Parties agree that, in the event of breach or threatened breach by a Party of the provisions of 24.1 above, the Company and/or the other Party will have the right to seek injunctive relief and/or any other legal remedy to prevent any such breach. Additionally, the Parties hereby waive any defense of lack of jurisdiction or lack of legal status to sue or be sued, and any litigation bond that may be applicable or required.

24.3. Nothing herein shall preclude the use of Confidential Information in connection with the making or defense of any claim by or against the Company or any shareholder.

Section 25: Amendment to the By-laws

If necessary, the Parties agree to amend the By-laws within sixty (60) days after the date hereof, in order to reflect the provisions of this Agreement, where applicable. The Parties agree that in the event that the IGJ does not accept, or objects to, any or all the amendments arising from the provisions hereof, the Parties and their advisors shall adapt the wording of the By-laws as necessary to have them approved and registered by the IGJ. This notwithstanding, in the event that they do not accurately reflect the provisions of this Agreement, the Parties agree that this Agreement shall prevail between them over the By-laws.

Section 26: Negative Covenants

26.1. The Parties agree not to do anything that prevents MRL from conducting spin-offs pursuant to the tax-free reorganization provisions of Section 77 of Act No. 20628 (as revised by Executive Order No. 649/1997).

26.2. Additionally, in the event of such a spin-off of MRL, the Parties further agree to cause the resulting companies, including MRL if MRL is not wound up, not to do anything that would prevent the spin-offs from being covered by the tax-free reorganization provisions of Section 26.1 above.

ARTICLE VI: DEFAULT

Section 26: Default

27.1. A Party (the “Defaulting Party”) will be regarded to be in default hereunder if that Party or its Controlling parties in the cases contemplated in (iii), (iv), (v), (vi) and (vii) below:

(i) defaults any or all its obligations hereunder;

(ii) defaults any of its obligations in the terms agreed upon, after the mechanism contemplated in Section 10 above is activated, and the Trust Agreement has been terminated for any of the reasons contemplated therein;

(iii) a) admits in writing its inability to pay its debts generally, b) files voluntary bankruptcy, bankruptcy reorganization or similar proceedings, including any out-of-court composition with creditors, c) fails to lift a request for bankruptcy within sixty (60) days after it is notified about it, d) makes a general or substantial assignment of its assets for the benefit of creditors or third parties, or e) takes any corporate action to implement or facilitate, whether conditionally or not, any of the above;

(iv) sells, realizes or liquidates, or attempts to sell, realize or liquidate, all or substantially all of its assets, or the Company;

(v) becomes subject to a court order: a) appointing a trustee or custodian in charge of administration of its business or assets or a substantial part thereof; or b) finally ordering the winding up or liquidation of its businesses, activities or corporate existence;

(vi) is liquidated or wound up for any reason;

(vii) defaults under an agreement with the Company, and such default is material to the business or interests of the Company, whether or not any such default is declared by the Company as such;

(viii) a director or statutory auditor elected by a Party commits any act or omission that is contrary to or breaches a material provision of this Agreement;

(ix) defaults its obligation to make the capital contribution set forth in Section 8.5 of the Stock Purchase Agreement dated on even date herewith, within the term established therein.

Occurrence of any of the events referred to in (i) through (viii) above shall be regarded as “Default” hereunder.

27.2. The Party that is not in Default (the “Non-Defaulting Party”) may notify the Defaulting Party about the occurrence of the Default (hereinafter the “Notice of Default”), stating the cause of any such default. The Defaulting Party shall have thirty (30) days from the date when the Notice of Default is received, to cure such Default, except in the cases contemplated in 27.1.(iii) through (vi) above, in which case this Agreement shall be immediately terminated, exclusively due to the Defaulting Party’s fault.

27.3. If the Default has not been remedied upon expiration of the abovementioned thirty-day term, the Non-Defaulting Party may:

(i) demand that the Defaulting Party remedy the Default and, by means of arbitration, obtain a monetary compensation from the Defaulting Party; or

(ii) submit the matter to arbitration solely for the purpose of determining if the Defaulting Party effectively incurred one of the events of Default contemplated hereunder, and then proceed as provided in of 27.3(i) or (iii) of this Agreement.

(iii) terminate this Agreement in respect of the Defaulting Party by written notice (the “Notice of Termination”) to the Defaulting Party and seek compensation for any damages suffered.

27.4. If the Default is remedied by the Defaulting Party within the thirty-day term contemplated in 27.3 hereinabove, the Non-Defaulting Party will be entitled solely to seek compensation for any damages suffered.

ARTICLE VII: MISCELLANEOUS PROVISIONS

Section 28: Jurisdiction; Governing Law

28.1. Amiable Compositeurs

Any difficulty, controversy or doubt between the parties regarding construction, application, performance, compliance, termination, nullity or validity of this agreement, may be settled on a case-by-case basis by a mediator to be appointed by mutual agreement of the Parties.

Any such mediator appointed by the Parties shall issue a non-binding opinion to the best of his knowledge and belief, in connection with the matters submitted by the Parties. In any case, before a mediator is brought in, the Parties shall previously agree on all matters regarding manner of appointment, proceedings, costs and fees, the need to retain the services of experts or technicians and their work methodology, among other things.

The party that requests that a mediator become involved shall briefly inform the other Party, in writing, about the subject matter of the controversy and the proposal to submit it to a mediator. If the matter is not urgent in nature, the Parties will then have fifteen (15) days to organize and agree on the abovementioned matters. If no agreement is reached, either Party may proceed in accordance with the arbitration provisions below.

28.2. Arbitration

Any dispute or controversy between the parties in connection with this agreement, its existence, validity, nature, interpretation, scope, performance or termination shall be finally settled by the General Arbitration Tribunal of the Buenos Aires Stock Exchange, in accordance with the rules that govern arbitration at law, which the parties acknowledge and accept, to the exclusion of any other tribunal, court or jurisdiction.

28.3. This Agreement shall be governed by the laws of Argentina.

Section 29: Notices

29.1. Any and all notices hereunder shall be made in writing, and shall be valid if: (a) personally delivered, (b) sent to the addresses designated below or to any other address for notices subsequently notified to all Parties, or (c) faxed or telexed to the numbers designated below or to any other number subsequently notified to all Parties, with acknowledgment of receipt or with the involvement of a Notary Public:

If to MARINAS:

Attn.: Federico Nicolas Weil

Alicia Moreau de Justo 846, 1st Floor, office “8”

City of Buenos Aires

Argentina

With a copy to:

Estudio Segal, Turner & Asociados

25 de mayo 555, 2nd floor, City of Buenos Aires, Argentina

Attn.: Ezequiel Segal

If to MGP:

Callao 1441, 15th Floor, Office “A”

City of Buenos Aires

Argentina

With a copy to:

Av. Eduardo Madero 900, 11th Floor

City of Buenos Aires

Argentina

and

Marvel, O’Farrell & Mairal

Av. Leandro N. Alem 928, 7th Floor

City of Buenos Aires, Argentina

Attn.: Gabriel G. Matarasso

29.2. The addresses designated above may be changed by either Party for other addresses located in the City of Buenos Aires, Argentina. Any such new address shall be valid when notified to the other Parties in the manner established hereinabove.

Section 30: Miscellaneous Provisions

30.1. The Parties agree that this Agreement is the main instrument that governs their rights and obligations as shareholders of the Company, and the By-laws are supplementary hereto as between the Parties. In the event of any ambiguity, inconsistency or doubt between the provisions of this Agreement and the By-laws, the provisions of this Agreement shall prevail between the Parties.

30.2. Each Party represents and warrants to the other, as applicable, that: (i) execution of this Agreement has been duly authorized and approved by all applicable corporate action, (ii) it has the capacity to enter into this Agreement; and (iii) the individuals who sign this Agreement on its behalf are duly empowered to bind the Party in the terms hereof.

30.3. In the event that any provision of this Agreement or its application is invalid or unenforceable to any extent, that fact will not affect the validity of the remaining provisions of this Agreement, which shall continue to be valid and enforceable. The Parties shall negotiate in good faith to try and reach an agreement as to mutually satisfactory terms in order to replace any such invalid or unenforceable provision.

30.4. Neither Party shall assign or transfer, or attempt to assign or transfer, its shares in the Company without transferring its rights and obligations hereunder and causing the transferee to become a Party to this agreement and to establish an address for notices in Argentina.

30.5. The Parties shall not assign their rights or obligations hereunder without the other Party’s prior consent.

Section 31: Good Faith

The Parties agree to act in good faith in all matters related to the execution, performance and interpretation hereof, in accordance with what the Parties understood or could reasonably have understood. The Parties shall cooperate with each other and shall provide each other with the amplest information to the extent necessary hereunder.

Section 32: Duration

This Agreement shall become effective on the date hereof and shall remain in force for as long as the Company continues to exist and the Parties continue to be shareholders of the Company, unless otherwise provided by the Parties in writing.

IN WITNESS WHEREOF, the Parties have executed this Agreement in three (3) counterparts (one for each Party, and one for MRL), in the City of Buenos Aires, on this 27th day of December, 2007.

/s/ Federico Nicolas Weil
MARINAS RIO DE LA PLATA, SL

By: Federico Nicolas Weil
Title: Attorney-in-Fact

/s/ Marcelo Gomez Prieto
Marcelo Gomez Prieto

/s/ Federico Nicolas Weil
Marina Rio Lujan S.A.
By: Federico Nicolas Weil
Title: President

Buenos Aires, February 22, 2010

Messrs.

Marcelo Rodolfo Gomez Prieto

Marina Rio Lujan S.A.

Carlos D’Alessio, Notary Public

Romina Lagadari, Notary Public

Ladies and Gentlemen,

Reference is made to the following agreements:

(i) the “Stock Purchase Agreement” executed on December 27, 2007, by and between Marcelo Rodolfo Gomez Prieto (hereinafter “MGP”) as seller and the Spanish company Marinas Rio de la Plata S.L. (hereinafter “Marinas”) as buyer, whereby MGP transferred to Marinas certain shares that represented 23% of the capital stock and votes of the Argentine company Marina Rio Lujan S.A. (hereinafter “MRL”) (hereinafter the “Stock Purchase Agreement”);

(ii) the “Shareholders’ Agreement of Marina Rio Lujan Sociedad Anonima” executed on December 27, 2007, by and between MGP and Marinas in their capacity as sole shareholders of MRL, share and share alike (hereinafter the “Shareholders’ Agreement”);

(iii) the “Additional Agreement” executed on December 27, 2007, by and between MGP and Marinas (hereinafter the “Additional Agreement”);

(iv) the “Division Agreement” executed on December 27, 2007, by and between MGP and Marinas (hereinafter the “Division Agreement”);

(v) the “Trust Guarantee Agreement” executed on December 27, 2007, by and among MGP and Marinas as trustors, Carlos Marcelo D’Alessio, a Notary Public, as trustee, Romina Lagadari, a Notary Public, as alternate trustee, and MRL (hereinafter the “Trust Agreement”);

(vi) the “Share Pledge Agreement” executed on December 27, 2007, by and between MGP as pledgee and Marinas as pledgor, whereby Marinas created a first priority pledge over all of its shares in MRL in favor of MGP (hereinafter the “MGP Share Pledge Agreement”); and

(vii) the “Share Pledge Agreement” executed on December 27, 2007, by and between MGP as pledgor and Marinas as pledgee, whereby MGP created a first priority pledge over all of its shares in MRL in favor of Marinas (hereinafter the “Marinas Share Pledge Agreement”).

I. Please be advised that it is the intention of Marinas, Marina RL, LLC, a Delaware corporation (hereinafter “Marina RL”) and TGLT S.A., an Argentine corporation

(hereinafter “TGLT”) that all of the MRL shares held by Marinas be transferred to Marina RL and immediately thereafter be transferred by Marina RL to TGLT.

II. Accordingly, we hereby request MGP, pursuant to the provisions of sections 13, 14, 15, and 16 of the Shareholders’ Agreement to (a) consent to the transfers of shares described in the immediately preceding paragraph, so that TGLT can become the holder of all the MRL shares currently held by Marinas, (b) waive MGP’s first refusal right and (c) tag along in the transfer of shares.

III. We further request MGP to consent to Marinas being replaced by TGLT as a party to the Stock Purchase Agreement, the Shareholders’ Agreement, the Additional Agreement, the Division Agreement, the Trust Agreement, the MGP Share Pledge Agreement and the Marinas Share Pledge Agreement; and we further request MRL, Mr. Carlos D’Alessio and Ms. Romina Lagadari to consent to TGLT replacing Marinas as a party to the Trust Agreement.

IV. Marinas and TGLT agree that, on the date on which MGP, MRL, Mr. Carlos D’Alessio and Ms. Romina Lagadari give their respective consents as requested herein, the relevant entries will be made in MRL’s stock record book. Additionally, Marinas and TGLT agree that, within five days thereafter, Marinas and TGLT will take all corporate action necessary to consummate and properly record all the transactions contemplated herein in connection with MRL shares.

V. If consent is given as requested herein, this document will constitute notice to MRL pursuant to Section 215 of the Argentine Companies Act No. 19,550.

VI. Additionally, if consent is given as requested herein, the following events will take place, effective as of the date when each such consent is given by MGP, MRL, Mr. Carlos D’Alessio and Ms. Romina Lagadari by signing this document:

(a) Simultaneously with TGLT’s consent, TGLT represents and warrants that it is aware of, assumes and accepts all the rights and obligations of Marinas under the Stock Purchase Agreement, the Shareholders’ Agreement, the Additional Agreement, the Division Agreement, the Trust Agreement, the MGP Share Pledge Agreement and the Marinas Share Pledge Agreement. Accordingly, TGLT will become a successor to the rights and obligations of Marinas under each such agreement, and all the statements, representations and warranties made by Marinas in each such agreement, in the same terms and within the same scope, will be deemed to be made by TGLT (mutatis mutandis where applicable). As a result, whenever reference is made therein to Marinas, each such reference will be deemed to be a reference to TGLT.

(b) Section 18 of the Shareholders’ Agreement is hereby amended to read as follows:

“Section 18: Restriction on the Transfer of Shares between the Parties

TGLT represents that Federico Nicolas Weil and PDG Realty S.A. Emprendimientos y Participaçoes (the “Indirect Investors”) directly and indirectly control TGLT’s capital stock, and agrees to cause the Indirect Investors to maintain at all times ownership of TGLT shares that represent over 50% of TGLT’s capital stock and votes in the aggregate; provided, however, that shares may be transferred between the Indirect

Investors, to the extent that they continue to own the abovementioned percentage in the aggregate.  TGLT accepts that, should its Indirect Investors cease to own shares that represent over 50% of TGLT’s capital stock and votes in the aggregate, this will be regarded as a TGLT’s default by TGLT hereunder.  Notwithstanding the foregoing, in the event that TGLT completes a public offering of its shares, TGLT agrees to cause the Indirect Investors to own at all times shares of TGLT that represent at least 35% of TGLT’s capital stock and votes in the aggregate; provided, however, that shares may be transferred between the Indirect Investors, to the extent that they continue to own the abovementioned percentage in the aggregate.  TGLT accepts that, should its Indirect Investors cease to own shares that represent at least 35% of TGLT’s capital stock and votes in the aggregate, this will be regarded as a TGLT’s default by TGLT hereunder.”

(c) It is hereby agreed that the statement to be included in MRL’s stock record book in order to record the pledge on shares in favor of MGP as provided in section 3 of the MGP Share Pledge Agreement shall read as follows:

“For the record, [     ] ordinary, registered, non-endorsable Class B shares of face value AR$1 (one Peso) per share, carrying the right to one (1) vote each, represented by share certificate No.            owned by TGLT S.A. (the “Pledgor”), and any other shares that the Pledgor may receive as a result of any capital increase, capitalization or for any other reason giving Pledgor the right to receive new shares, are subject to a first priority pledge in favor of Marcelo Rodolfo Gomez Prieto (the “Pledgee”) on the terms of a Share Pledge Agreement executed on December 27, 2007, by and between Marinas Rio de la Plata S.L. and the Pledgee, and the substitution of Marinas Rio de la Plata S.L. by TGLT S.A. evidenced in a note sent by Marinas Rio de la Plata S.L. and TGLT S.A. to the Pledgee and others on [     ], 2010. The pledge secures performance of the obligations of Marinas Rio de la Plata S.L. under Section 8.3 of the Shareholders’ Agreement of Marina Rio Lujan S.A. executed by and between Marinas Rio de la Plata S.L. and the Pledgee on December 27, 2007 —where TGLT S.A.  replaced Marinas Rio de la Plata S.L. by virtue of the abovementioned note sent by TGLT S.A., including without limitation the obligations arising from application of the penalty contemplated in paragraph (vi) of that Section. The Pledge on Shares secures an amount of up to four million US Dollars (US$ 4,000,000) plus interest thereon, expenses, costs and other related amounts.”

(d) It is hereby agreed that the statement to be included in the share certificates of MRL to be issued in favor of TGLT to record the existence of the pledge on shares created in favor of MGP, as provided in Section 4 of the MGP Share Pledge Agreement, shall read as follows:

“For the record, the shares represented by this share certificate, and any other shares that TGLT S.A. (the “Pledgor”) may receive as a result of any capital increase, capitalization or for any other reason giving Pledgor the right to receive new shares, are subject to a first priority pledge by the Pledgor in favor of Marcelo Rodolfo Gomez Prieto (the “Pledgee”) on the terms of a Share Pledge Agreement executed on December 27, 2007, by and between Marinas Rio de la Plata S.L. and the Pledgee, and the substitution of Marinas Rio de la Plata S.L. by TGLT S.A. evidenced in a note sent by Marinas Rio de la Plata S.L. and TGLT S.A. to the Pledgee and others on [     ], 2010. The pledge secures performance of the obligations of Marinas Rio de la Plata S.L. under Section 8.3 of the Shareholders’ Agreement of Marina Rio Lujan S.A.

executed by and between Marinas Rio de la Plata S.L. and the Pledgee on December 27, 2007 —where Marinas Rio de la Plata S.L. has been replaced by TGLT S.A. by virtue of the abovementioned note sent by TGLT S.A., including without limitation the obligations arising from application of the penalty contemplated in paragraph (vi) of that Section. The Pledge on Shares secures an amount of up to four million US Dollars (US$ 4,000,000) plus interest thereon, expenses, costs, and other related amounts.”

(e) It is hereby agreed that the statement to be included in MRL’s stock record book to record the pledge on shares in favor of Marinas as provided in section 3 of the Marinas Share Pledge Agreement, and substitution of Marinas by TGLT as a party to the Marinas Share Pledge Agreement as provided herein, shall read as follows:

“For the record, [     ] ordinary, registered, non-endorsable Class A shares of face value AR$1 (one Peso) per share, carrying the right to one (1) vote each, represented by share certificate No.            owned by Marcelo Rodolfo Gomez Prieto (the “Pledgor”), and any other shares that the Pledgor may receive as a result of any capital increase, capitalization or for any other reason giving Pledgor the right to receive new shares, are subject to a first priority pledge in favor of TGLT S.A. (the “Pledgee”) on the terms of a Share Pledge Agreement executed on December 27, 2007, by and between Marinas Rio de la Plata S.L. and the Pledgor, and the substitution of Marinas Rio de la Plata S.L. by TGLT S.A. evidenced in a note sent by Marinas Rio de la Plata S.L. and TGLT S.A. to the Pledgor and others on [     ], 2010. The pledge secures performance of the obligations of the Pledgor under Section 8.3 of the Shareholders’ Agreement of Marina Rio Lujan S.A. executed by and between Marinas Rio de la Plata S.L. and the Pledgor on December 27, 2007 —where TGLT S.A. replaced Marinas Rio de la Plata S.L. by virtue of the abovementioned note sent by TGLT S.A., including without limitation the obligations arising from application of the penalty contemplated in paragraph (vi) of that Section. The Pledge on Shares secures an amount of up to four million US Dollars (US$ 4,000,000) plus interest thereon, expenses, costs and other related amounts.”

(f) It is hereby agreed that the statement to be included in the share certificates of MRL to be issued in favor of MGP in order to record the substitution of Marinas by TGLT under the pledge on shares created in favor of Marinas, as provided in Section 4 of the Marinas Share Pledge Agreement, shall read as follows:

“For the record, the shares represented by this share certificate, and any other shares that Marcelo Rodolfo Gomez Prieto (the “Pledgor”) may receive as a result of any capital increase, capitalization or for any other reason giving Pledgor the right to receive new shares, are subject to a first priority pledge by the Pledgor in favor of TGLT S.A. (the “Pledgee”) on the terms of a Share Pledge Agreement executed on December 27, 2007, by and between Marinas Rio de la Plata S.L. and the Pledgor, and the substitution of Marinas Rio de la Plata S.L. by TGLT S.A. evidenced in a note sent by Marinas Rio de la Plata S.L. and TGLT S.A. to the Pledgor and others on [     ], 2010. The pledge secures performance of the obligations of the Pledgor under Section 8.3 of the Shareholders’ Agreement of Marina Rio Lujan S.A. executed, by and between Marinas Rio de la Plata S.L. and the Pledgor on December 27, 2007 —where TGLT S.A.  replaced Marinas Rio de la Plata S.L. by virtue of the abovementioned note sent by TGLT S.A., including without limitation the obligations arising from application of the penalty contemplated in paragraph (vi) of that Section. The Pledge on Shares secures an amount of up to four million US Dollars (US$ 4,000,000) plus interest thereon, expenses, costs, and other related amounts.”

VII. TGLT hereby expressly acknowledges and accepts that all the MRL shares to be acquired by TGLT will be subject to a first priority pledge in favor of MGP in the terms of the MGP Share Pledge Agreement, where TGLT will take the place of Marinas as provided herein.

VIII. TGLT and Marinas agree that, simultaneously with the transactions involving MRL shares in respect of which consent is requested hereby, Marinas will assign and transfer to TGLT all its irrevocable contributions to and claims against MRL, as well as any rights to collect dividends (approved and/or accrued) and/or MRL shares for any reason.

IX. In compliance with the provisions of Section 19 of the Shareholders’ Agreement, please find enclosed a copy of the Shareholders’ Agreement signed by TGLT as evidence of TGLT’s acceptance of all terms thereof —except for Section 18 thereof, which is amended hereby- and TGLT’s taking over of all of the rights and obligations of Marinas under the Shareholders’ Agreement, as well as the statements, representations and warranties made by Marinas.

X. Any and all notices and communications addressed to TGLT under the Stock Purchase Agreement, the Shareholders’ Agreement, the Additional Agreement, the Division Agreement, the Trust Agreement, the MGP Share Pledge Agreement, the Marinas Share Pledge Agreement, and/or hereunder, shall be validly made on the date when received at the following address: Av. Scalabrini Ortiz 3333 — 1st Floor, City of Buenos Aires.

XI. The validity, interpretation, performance and enforcement of this instrument and the provisions hereof shall be governed by the laws of Argentina.

XII. Any dispute, controversy or doubt regarding construction, application, performance, compliance, termination, nullity or validity of this instrument and the provisions hereof (hereinafter the “Controversy”) may be settled on a case-by-case basis by a mediator to be appointed by mutual agreement of the parties involved in the relevant Controversy (hereinafter the “Parties Involved”).

Any such mediator appointed by the Parties Involved shall issue a non-binding opinion to the best of his knowledge and belief, in connection with the matters submitted by the Parties Involved. In any case, before a mediator is brought in, the Parties Involved must have agreed on all matters regarding manner of appointment, proceedings, costs and fees, the need to retain the services of experts or technicians and their work methodology, among other things.

The Party Involved that requests that a mediator become involved shall briefly inform the other Parties Involved, in writing, about the subject matter of the Controversy and the proposal to submit it to a mediator. If the matter is not urgent in nature, the Parties Involved will then have fifteen (15) days to organize and agree on the abovementioned matters. If no agreement is reached, any one of the Parties Involved may proceed in accordance with the arbitration provisions below.

XIII. Any Controversy that is not settled by the Parties Involved shall be finally settled by the General Arbitration Tribunal of the Buenos Aires Stock Exchange, in accordance with the rules that govern arbitration at law, which the signatories acknowledge and accept, to the exclusion of any other tribunal, court or jurisdiction.

Any costs arising from the arbitration proceedings shall be borne by the parties against which the arbitration award is entered.

The arbitration award shall be final and binding on the Parties Involved, who waive any right to appeal from the award before any court of law that would have jurisdiction over the Controversy if not for the provisions above, as well as in respect of any legal issues arising from arbitration. Notwithstanding this, the Parties Involved may resort to courts of competent jurisdiction in order to enforce the decisions of the arbitration tribunal, including the enforcement of any decisions regarding inclusion of documentary evidence and testimonies in the arbitration proceedings.

XIV. Total or partial invalidity of any provision hereof will not affect the validity of any other provision, which shall remain in full force and effect.

XV. Any and all taxes (including without limitation, stamp tax if applicable) and/or expenses related with the provisions hereof and with implementation of this instrument shall be fully borne by TGLT.

XVI. Taking into account that the transactions to be closed so that TGLT becomes the owner of all MRL shares currently owned by Marinas will take place in the context of a corporate reorganization that contemplates TGLT becoming a public company, if that does not happen before June 30, 2010, MGP, MRL, Mr. Carlos D’Alessio and Ms. Romina Lagadari hereby consent, if jointly requested by TGLT and Marinas before July 31, 2010, to TGLT returning the MRL shares to Marinas and the provisions hereof being rescinded, in which case MRL will again become a party (in place of TGLT) to the Stock Purchase Agreement, the Shareholders’ Agreement, the Additional Agreement, the Division Agreement, the Trust Agreement, the MGP Share Pledge Agreement, and the Marinas Share Pledge Agreement, as if MRL had never ceased to be a party thereto, and all such agreements will revert back to their original terms, and the provisions of paragraph VI above will accordingly be rescinded. Additionally, in any such case, the signatories hereto agree to execute any and all documentation as necessary, and TGLT and Marinas will be jointly and severally liable for any and all taxes (including without limitation, stamp tax if applicable) and/or expenses related therewith.

XVII. Any and all present and/or future costs, expenses and/or damages (including without limitation, tax costs) that MRL may incur as a result of the transactions involving MRL shares in respect of which consent is requested hereby, and/or as a result of any transactions conducted pursuant to the provisions of XVI above, and/or as a result of and/or in connection with any thereof, shall be borne exclusively by TGLT.

XVIII. Any and all adverse tax effects on the businesses planned by MRL and/or MGP arising from the transfers of shares in respect of which consent is requested hereby,

and/or from any transactions conducted pursuant to the provisions of XVI above, and/or from and/or in connection with any thereof, shall be borne exclusively by TGLT.

XIX. TGLT and Marinas hereby represent and warrant:

(i) that the share transactions referred to herein and all provisions hereof, including without limitation TGLT’s taking over Marinas’ position, rights and obligations under the Stock Purchase Agreement, the Shareholders’ Agreement, the Additional Agreement, the Division Agreement, the Trust Agreement, the MGP Share Pledge Agreement, and the Marinas Share Pledge Agreement, and the covenants, obligations and warranties of TGLT and/or Marinas contemplated hereby in respect of TGLT and/or Marinas, have been approved by all corporate action of TGLT, Marinas, and MRL, as the case may be, copies of all such corporate actions being enclosed herewith, and TGLT and Marinas agree to produce notarized (and apostilled or legalized, where applicable) copies thereof within five days after the date hereof;

(ii) that the signatories to this document acting on behalf of Marinas and TGLT are fully empowered to sign this instrument and to bind Marinas and TGLT in accordance with the terms hereof, copies of the relevant documentation being enclosed herewith, and TGLT and Marinas agree to produce notarized copies thereof within five days after the date hereof;

(iii) that Marinas is a company duly organized and validly existing under the laws of Spain;

(iv) that TGLT is a corporation duly organized and validly existing under the laws of Argentina;

(v) that Marina RL is a company duly organized and existing under the laws of Delaware, United States of America;

(vi) that neither Marinas nor Marina RL is subject to any restrictions or prohibitions regarding the ability to dispose of their respective assets;

(vii) that the transactions contemplated hereby will not result in default under any contract or agreement by Marinas, Marina RL or TGLT;

(viii) that TGLT has not filed for bankruptcy reorganization or bankruptcy proceedings, has not entered into an out-of-court agreement with creditors, is not bankrupt, no bankruptcy proceedings have been filed against TGLT, TGLT is not insolvent, no insolvency proceedings have been filed by or against TGLT, no debt restructuring process with TGLT’s main creditors has begun and no corporate resolution has been adopted that could result in any of the abovementioned proceedings;

(ix) that Marinas has not filed for bankruptcy reorganization or bankruptcy proceedings, has not entered into an out-of-court agreement with creditors, is not bankrupt, no bankruptcy proceedings have been filed against Marinas, Marinas is not insolvent, no insolvency proceedings have been filed by or against Marinas, no debt restructuring process with Marinas’ main creditors has begun and no corporate resolution has been adopted that could result in any of the abovementioned proceedings;

(x) that Marina RL has not filed for bankruptcy reorganization or bankruptcy proceedings, has not entered into an out-of-court agreement with creditors, is not bankrupt, no bankruptcy proceedings have been filed against Marina RL, Marina RL is not insolvent, no insolvency proceedings have been filed by or against Marina RL, no debt restructuring process with Marina RL’s main creditors has begun and no corporate resolution has been adopted that could result in any of the abovementioned proceedings; and

(xi) that they are not aware of MRL filing for bankruptcy reorganization or bankruptcy proceedings, or having entered into an out-of-court agreement with creditors, being bankrupt, or of any bankruptcy proceedings having been filed against MRL, or of MRL being insolvent, or of any insolvency proceedings having been filed by or against MRL, or of any debt restructuring process with MRL’s main creditors having begun or of any corporate resolution having been adopted that could result in any of the abovementioned proceedings.

XX. Please express your agreement with the terms hereof by signing six (6) copies of this instrument, one (1) for each of Marinas, TGLT, MGP, MRL, Mr. Carlos D’Alessio and Ms. Romina Lagadari.

Sincerely,

TGLT S.A.

/s/ Federico Weil
By: Federico Weil
President

Marinas Rio de la Plata S.A.

/s/ Federico Weil
By: Federico Weil
Attorney-in-Fact

In Buenos Aires, on this 22nd day of February, 2010, we express our acceptance of the terms hereof.

/s/ Marcelo Rodolfo Gomez Prieto
Marcelo Rodolfo Gomez Prieto

Marina Rio Lujan S.A.

/s/ Marcelo Rodolfo Gomez Prieto
By: Marcelo Rodolfo Gomez Prieto
President

/s/ Carlos D’Alessio
Carlos D’Alessio, Notary Public

/s/ Romina Lagadari
Romina Lagadari, Notary Public

Buenos Aires, June 25, 2010

Messrs.

Marcelo Rodolfo Gomez Prieto

Marina Rio Lujan S.A.

Carlos D’Alessio, Notary Public

Romina Lagadari, Notary Public

Ladies and Gentlemen,

Reference is made to our letter dated February 22, 2010, signed in agreement by you, a copy of which is attached hereto for your convenience.

Specifically, reference is made to paragraph XVI of the said letter.

Please be advised that substantial progress has been made so that TGLT may secure the requisite consents to publicly offer its shares. Notwithstanding this, we expect final approval in that respect to be obtained after the June 30, 2010 deadline originally contemplated.

In the light of the above, we would very much appreciate it if you would extend the agreement and covenants arising from paragraph XVI of the abovementioned letter for an additional four months. If you agree with this extension, the expression “June 30, 2010” included in that paragraph will be deemed to read “October 31, 2010”, and the expression “July 31, 2010” included in that paragraph will be deemed to read “November 30, 2011”.

Please express your agreement with the terms hereof by signing six (6) copies of this letter, one (1) for each of Marinas Rio de la Plata SL, TGLT S.A., Marcelo Gomez Prieto, Marina Rio Lujan S.A., Mr. Carlos D’Alessio and Ms. Romina Lagadari.

Sincerely,

TGLT S.A.

/s/ Federico Weil
By: Federico Weil
President

Marinas Rio de la Plata S.A.

/s/ Federico Weil
By: Federico Weil
Attorney-in-Fact

In Buenos Aires, on this 25th day of June, 2010, we express our acceptance of the terms hereof.

/s/ Marcelo Rodolfo Gomez Prieto
Marcelo Rodolfo Gomez Prieto

Marina Rio Lujan S.A.

/s/ Marcelo Rodolfo Gomez Prieto
By: Marcelo Rodolfo Gomez Prieto
President

/s/ Carlos D’Alessio
Carlos D’Alessio, Notary Public

/s/ Romina Lagadari
Romina Lagadari, Notary Public

Buenos Aires, April 21, 2015

Mr. Marcelo Rodolfo Gómez Prieto

Re.: Offer No. M21415

Dear Sir,

We are addressing you (“MGP”) in the context of our relationship as shareholders of Marina Río Lujan S.A. and pursuant to the provisions of the Shareholders’ Agreement executed on December 27, 2007, and amended by a letter dated February 22, 2010 (the “Agreement”), in order to submit this offer to you.  Capitalized terms used and not defined herein shall have the meanings established in the Agreement.

1.                    Please be advised that PDG Realty S.A. Emprendimentos e Participações (“PDG”) intends to transfer all of its shares in TGLT S.A. (“TGLT”).

2.                    Accordingly, we hereby request that you consent to and waive, in connection with the transfer of shares that will take place as provided in the immediately preceding paragraph, compliance with the provisions of Section 18 of the Agreement.

3.                    Additionally, your consent as requested above shall mean, effective on the date when you sign this instrument, that:

(a)                     The provisions of Section 18 of the Agreement are amended to read as follows:

“Section 18: Change of Control at TGLT

TGLT represents that its capital stock is directly and indirectly controlled by Federico Nicolás Weil (“FNW”) jointly with certain other investors (FNW and those investors and any successor investors, to be informed to MGP within 48 hours after any such change occurs, even if publicly informed before that time, jointly referred to as “TGLT’s Controlling Parties”).  TGLT agrees to cause TGLT’s Controlling Parties to maintain in the aggregate at all times actual control over TGLT. TGLT agrees that the following shall constitute events of default hereunder: (i) if TGLT’s Controlling Parties cease to actually control TGLT; or (ii) if FNW at any time owns less than 12,318,195 ordinary, book-entry shares of TGLT; or (iii) if FNW ceases to be (w) President and (x) responsible for the management and administrative direction (“CEO”) of TGLT or; (iv) any other shareholder or shareholders of TGLT acting jointly, whether pursuant to a shareholders’ agreement or otherwise, (y) who own more capital stock or votes of

TGLT than TGLT’s Controlling Parties or (z) elect directors of TGLT that may veto or block decisions of TGLT’s board of directors. The provisions of (iii) above, in the sense that FNW must meet both conditions described in (w) and (x) thereof, shall remain in force only until actual transfer of the Macro-plots pursuant to the provisions of Section 3 of the Division Agreement dated December 27, 2007. As used in this Section 18, the term “control” means to effectively (a) direct or cause the direction of the administrative policies or affairs of a person, and (b) prevail at shareholders’ meetings and elect and remove the majority of that person’s directors, whether through the ownership of voting securities, by contract or otherwise, electing FNW as one of those directors. Notwithstanding the above, if TGLT’s shares cease to be listed, TGLT’s Controlling Parties shall jointly maintain at all times shares representing over 50% of the capital stock and votes of TGLT, and FNW shall maintain at least 17.51% of the capital stock and votes of TGLT. TGLT shall provide MGP with any and all documentation as MGP may reasonably require and as sufficient to check the facts and assumptions associated with application of this clause, provided, however, that (i) this obligation by TGLT shall not apply in connection with documentation or contracts of which neither TGLT, nor FNW, nor any director elected by TGLT’s Controlling Parties is aware for any reason; and (ii) this obligation by TGLT shall apply solely to the extent that MGP agrees to be bound by confidentiality on reasonable terms, to TGLT’s satisfaction.”

(b)                     Section 8.3 (ii), (iii) and (iv) of the Agreement are hereby amended as follows: The amount of US$4,000,000 for each Financing by the Parties is hereby reduced to US$2,000,000.  For the record, MGP has already promised to provide the Company with Financing by the Parties in an amount of US$2,000,000; as of this date, an amount of US$1,000,000 has been disbursed by MGP.  The Parties agree that MGP’s obligation to disburse US$1,000,000 will mature on December 31, 2016 (without an obligation to disburse any additional amounts, if that is not necessary as of that date in accordance with the current business plan), and TGLT’s obligation to grant Financing by the Parties will be limited to an amount of US$1,000,000, which was previously disbursed by MGP, plus any additional amounts disbursed by MGP as Financing by the Parties from the date hereof until December 31, 2016.

(c)                      Section 13.3 of the Agreement is hereby amended to read as follows:

“13.3.                                Each party may freely transfer their Shares to any legal person, entity, corporation, company, or another entity controlling, controlled by or under common control with that Party (a “Subsidiary”), without application of the provisions of this Article IV, provided, however, that any such Subsidiary will admit only registered, book-entry or similar shares, expressly excluding bearer shares. The holder of Class A shares may freely and directly (without a Subsidiary) transfer its shares in the terms of this Section to other investors, provided that it can, jointly with those investors and on the basis of a shareholders’ agreement, control Class A shares of the Company (the “Class A Controlling Parties”). Also, no restriction and no provision of Article IV shall apply to the holders of Class A shares of the Company in the case of mortis causae transmission of shares. Additionally, as used in this Section 13.3., “control” means, in respect of TGLT, ownership of over 50% of the capital stock and votes of the corporation, company or partnership in question. In respect of MGP, “control” means ownership, directly or indirectly, by itself or jointly with other shareholders or investors pursuant to a shareholders’ agreement, contract or otherwise, of the amount of capital stock and the number of votes of the corporation, company or partnership in question as necessary to control that entity. As used in this Section 13.3, “control” shall have the meaning established in Section 18 of this Agreement. For that purpose, the party that decides to transfer shares to a Subsidiary shall notify the other Parties about its decision, and any such shares may be transferred as long as:

(i)                        the Subsidiary accepts and agrees in writing to comply with the provisions and obligations of this Agreement and any applicable provisions and obligations of the Stock Purchase Agreement and/or any other agreement binding on the transferor;

(ii)                    the transferor agrees to be bound as a guarantor and main obligor in respect of its Subsidiary’s obligations under this Agreement, except that, in respect of MGP, that guaranty will be limited to MGP’s interest in any such Subsidiary;

(iii)                the transferor maintains at all times the connection or link that defines the nature of Subsidiary of the proposed party under the first paragraph of this subsection 13.3, and the transferor agrees to buy back from the Subsidiary any Shares of the Company transferred to it, before any such connection or link is terminated; and

(iv)                    the transferor and its Subsidiary are regarded as a single party for purposes of the proceedings contemplated in Sections 10, 14 and 15 of this Agreement, except for transfers by MGP made in order to transfer its interest in a Subsidiary in accordance with the provisions of the first paragraph above, which will not be covered by those Sections.”

4.                    The validity, interpretation, performance and enforcement of this instrument and the provisions hereof shall be governed by the laws of Argentina.

5.                    Any dispute, controversy or doubt regarding construction, application, performance, compliance, termination, nullity or validity of this instrument and the provisions hereof, shall be resolved as provided in Section 28 of the Agreement.

6.                  Please express your agreement with the terms of this offer, by communicating your acceptance to us within five days hereafter.

Sincerely,

TGLT S.A.

By:	/s/ Federico Nicolás Weil
Name: Federico Nicolás Weil
Title: President

Buenos Aires, April 22, 2015

Messrs.
TGLT S.A.
Attn.: Federico Nicolás Weil
President

Re.: Your Offer No. M21415

I hereby accept your Offer No. M21415.

Sincerely,

Marcelo Rodolfo Gómez Prieto

/s/ Marcelo Rodolfo Gómez Prieto
ID No. DNI 12.600.730